                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [x]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [x] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               MBNA CORPORATION
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                                MBNA CORPORATION
                           WILMINGTON, DELAWARE 19884

                         ------------------------------

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                         ------------------------------

     The 1997 Annual Meeting of the Stockholders of MBNA Corporation will be held at the Corporation's international headquarters located at 11th and King Streets, Wilmington, Delaware on April 21, 1997 at 11:00 a.m., for the following purposes:

     1. To elect seven directors to serve until the next annual meeting and until their successors are elected and qualify;

     2. To consider and act upon a proposal to approve a new 1997 Long Term Incentive Plan;

     3. To consider and act upon a proposal to approve a new Senior Executive Performance Plan; and

     4. To transact whatever other business may properly be brought before the meeting.

     Only holders of record of the Corporation's Common Stock at the close of business on February 28, 1997 are entitled to notice of and to vote at the meeting.

                                           John W. Scheflen
                                           Secretary

March 21, 1997

PLEASE MARK, SIGN, DATE, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY THEN WITHDRAW YOUR PROXY.

                                MBNA CORPORATION
                           WILMINGTON, DELAWARE 19884

                         ------------------------------

                                PROXY STATEMENT

                         ------------------------------

     MBNA Corporation (the "Corporation") is a bank holding company. It is the parent of MBNA America Bank, N.A., a national bank (the "Bank").

     This Proxy Statement is furnished in connection with the solicitation by the Corporation of proxies to be voted at its Annual Meeting of Stockholders to be held at 11:00 a.m. on April 21, 1997, at the Corporation's international headquarters located at 11th and King Streets, Wilmington, Delaware and at any adjournment thereof. This Proxy Statement was first mailed or given to holders of the Corporation's Common Stock on March 21, 1997.

     Solicitation of proxies may be made by mail, personal interview, telephone and fax by directors, officers and employees of the Corporation. The Corporation has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of up to $5,000 plus reimbursement of expenses. Expenses for such solicitation will be borne by the Corporation. Brokers and others will be reimbursed for their reasonable expenses in forwarding the proxy material to their customers who have beneficial interests in the Common Stock of the Corporation registered in names of nominees.

     Any proxy may be revoked by a stockholder at any time prior to its use by execution of another proxy bearing a later date, by written notice to the Secretary of the Corporation at the address set forth above or by oral or written statement at the meeting. Shares represented by any proxy properly executed and received prior to the meeting will be voted at the meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board of Directors.

     Only holders of record of the Corporation's Common Stock at the close of business on February 28, 1997 are entitled to notice of and to vote at the meeting. On the record date the Corporation had 334,125,000 shares of Common Stock outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote. There is no provision for cumulative voting.

     A quorum for the meeting requires the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting. The election of directors requires a plurality of the votes cast at the meeting. The approval of the 1997 Long Term Incentive Plan requires the affirmative vote of a majority of the votes cast on the matter (provided that at least 50% of the shares entitled to vote are voted). The approval of the Senior Executive Performance Plan requires the affirmative vote of a majority of the votes cast on the matter.

     Stockholders will vote at the meeting by ballot and votes cast at the meeting in person or by proxy will be tallied by the Corporation's transfer agent. Shares held by stockholders present at the meeting in person who do not vote and ballots marked "abstain" or "withheld" will be counted as present at the meeting for quorum purposes but will not be considered to be voted at the meeting. "Broker non-votes" (i.e., shares represented by proxies, received from a broker or nominee, indicating that the broker or nominee has not voted the shares on a matter with respect to which the broker or nominee does not have discretionary voting power) will be treated as abstentions -- present at the meeting but not voted.

     All Common Stock share numbers and prices included herein have been adjusted to reflect the three-for-two split of the Corporation's Common Stock effected as a dividend paid January 1, 1997 to stockholders of record on December 16, 1996.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of February 28, 1997, with respect to beneficial ownership of shares of the Corporation's Common Stock by each nominee for director, by each named executive officer, by all directors and executive officers as a group, and by each person known to the Corporation to own beneficially 5% or more of the Common Stock.

                                   MANAGEMENT

                                                                                     PERCENT OF
                             NAME                                NUMBER OF SHARES    OUTSTANDING
--------------------------------------------------------------   ----------------    -----------
Alfred Lerner(1)..............................................         44,355,420           13.2%
 Wilmington, Delaware 19884
James H. Berick, Esq.(2)......................................          127,125             *
Charles M. Cawley(3)..........................................        1,479,327             *
Benjamin R. Civiletti, Esq.(4)................................           85,725             *
John R. Cochran III,(5).......................................          955,381             *
Bruce L. Hammonds(6)..........................................          634,874             *
M. Scot Kaufman(7)............................................          767,646             *
Randolph D. Lerner, Esq.(8)...................................          118,125             *
Stuart L. Markowitz, M.D.(9)..................................          451,792             *
Michael Rosenthal, Ph.D.(10)..................................          122,175             *
All directors and executive officers as a group(11)...........       50,688,405          14.9%

                              INVESTMENT ADVISORS(12)

Alliance Capital Management L.P. and affiliates(13)...........         41,274,263           12.3%
 787 Seventh Avenue
 New York, New York 10019
Provident Investment Counsel, Inc.(14)........................         17,565,435            5.3%
 300 North Lake Avenue
 Pasadena, California 91101
Putnam Investments, Inc.(15)..................................         21,032,343            6.3%
 One Post Office Square
 Boston, Massachusetts 02109

------------------------------
* Less than 1% of the shares outstanding.

 (1) Includes 517,918 restricted shares of which 77,271, 87,804 and 103,844 shares were issued in full payment of Mr. Lerner's 1995, 1994 and 1993 bonuses at his request. See "Executive Compensation -- Summary Compensation Table." Also includes 1,087,500 shares subject to options exercisable within 60 days; does not include 1,687,500 shares subject to options exercisable at later dates.

 (2) Includes 118,125 shares subject to options exercisable within 60 days; does not include 23,600 shares owned by Mr. Berick's wife and sons as to which Mr. Berick disclaims beneficial ownership.

 (3) Includes 409,960 restricted shares and 991,674 shares subject to options exercisable within 60 days; does not include 1,940,626 shares subject to options exercisable at later dates.

 (4) Includes 84,375 shares subject to options exercisable within 60 days.

 (5) Includes 209,133 restricted shares and 724,873 shares subject to options exercisable within 60 days; does not include 885,752 shares subject to options exercisable at later dates.

 (6) Includes 209,133 restricted shares and 349,499 shares subject to options exercisable within 60 days; does not include 885,752 shares subject to options exercisable at later dates.

 (7) Includes 146,199 restricted shares and 3,375 shares owned of record by Mr. Kaufman's daughter, 3,375 shares owned of record by his son, and 503,458 shares subject to options exercisable within 60 days; does not include 570,377 shares subject to options exercisable at later dates.

 (8) Includes 84,375 shares subject to options exercisable within 60 days.

 (9) Includes 321,967 shares owned of record by Dr. Markowitz' wife, 11,025 shares total owned of record by his two daughters and 118,125 shares subject to options exercisable within 60 days.

(10) Includes 118,125 shares subject to options exercisable within 60 days; does not include 6,075 shares owned by Mr. Rosenthal's wife as to which Mr. Rosenthal disclaims beneficial ownership.

(11) Includes 1,853,609 restricted shares and 5,309,512 shares subject to options exercisable within 60 days; does not include 8,603,269 shares subject to options exercisable at later dates. Also includes 3,375 shares with shared voting and investment power.

(12) The beneficial owners in this category have provided Schedules 13G to the Corporation in which they certified that they acquired the shares of the Corporation's Common Stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Corporation.

(13) According to their report on Schedule 13G, as of December 31, 1996, Alliance Capital Management L.P. ("Alliance") and certain affiliates of Alliance (together with their parent corporations The Equitable Companies Incorporated, AXA, and certain AXA affiliates) owned beneficially 41,274,263 shares of Corporation Common Stock primarily held for investment advisory clients, including 390,150 shares with respect to which they have the right to acquire beneficial ownership. According to the Schedule 13G, the reporting persons had sole voting power as to 27,895,694 shares, shared voting power as to 1,371,900 shares, and no power to vote 12,006,669 shares and had sole dispositive power as to 41,246,420 shares, shared dispositive power as to 23,913 shares and no dispositive power as to 3,930 shares.

(14) According to its report on Schedule 13G, as of December 31, 1996, Provident Investment Counsel, Inc. ("Provident"), a registered investment advisor, owned beneficially 17,565,435 shares of Corporation Common Stock held for investment advisory clients of Provident. Provident stated in the Schedule 13G that it was deemed to own the shares beneficially because of its discretionary authority to buy, sell and vote the shares for its investment advisory clients. Provident did not have any economic interest in these shares. According to the Schedule 13G, Provident had sole power to vote 13,034,620 shares and no power to vote 4,530,815 shares and had sole dispositive power as to all the shares.

(15) According to their report on Schedule 13G, as of December 31, 1996, certain Putnam investment managers (together with their parent corporations, Putnam Investments, Inc. and Marsh & McLennan Companies, Inc.) are considered beneficial owners of 21,032,343 shares of Corporation Common Stock, which shares were acquired for investment purposes by such investment managers for certain of their investment advisory clients. The reporting persons did not have any economic interest in these shares. According to the Schedule 13G, the reporting persons shared voting power with each other as to 1,757,892 shares, had no power to vote 19,274,451 shares and shared dispositive power with each other as to all the shares.

     With respect to the restricted shares, the holder has sole voting power and no investment power. Unless otherwise indicated, all other shares are owned with sole voting and investment powers. No director or executive officer of the Corporation beneficially owns any shares of the Corporation's preferred stock.

                             ELECTION OF DIRECTORS

     The Board of Directors has proposed seven nominees for election as directors to serve for the coming year and until their successors are elected and qualify. All of the nominees are currently directors of the Corporation. Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is withheld. The Board does not intend to select another nominee if any current nominee should be unable to serve. All of the Corporation's directors also serve as directors of the Bank.

             NAME                AGE                            POSITION
------------------------------   ---    ---------------------------------------------------------
Alfred Lerner                    63     Chairman and Chief Executive Officer of the Corporation
Charles M. Cawley                56     President of the Corporation; Chairman and Chief
                                        Executive Officer of the Bank
James H. Berick, Esq.            63     Chairman, Berick, Pearlman & Mills Co., L.P.A., attorneys
Benjamin R. Civiletti, Esq.      61     Chairman, Venable, Baetjer and Howard, LLP, attorneys
Randolph D. Lerner, Esq.         35     President, R.D. Lerner Securities, Inc., investments
Stuart L. Markowitz, M.D.        49     Internist and Managing Partner, Drs. Markowitz, Rosenberg
                                        & Associates, physicians
Michael Rosenthal, Ph.D.         59     Professor of English, Columbia University

     Mr. Alfred Lerner has been Chairman and Chief Executive Officer of the Corporation since its inception in January 1991 and a director of the Bank since December 1991. He served as Chairman of the Board and Chief Executive Officer of MNC Financial, Inc. ("MNC Financial") from September 1990 to July 1991 and as Chairman of the Board from July 1991 to October 1993. Mr. Lerner served as Chairman of the Board of Equitable Bancorporation from July 1983 until it merged with MNC Financial in January 1990. He has been Chairman and Chief Executive Officer of The Town and Country Trust since August 1993. He was Chairman of the Board of The Progressive Corporation, an insurance holding company, from 1988 to April 1993. He is a member of the Board of Trustees of Columbia University, of the Cleveland Clinic Foundation and of Case Western Reserve University. He is also President of the Cleveland Clinic Foundation.

     Mr. Cawley has been President and a director of the Corporation and Chairman and Chief Executive Officer of the Bank since January 1991. He was the senior operating executive that formed the Bank in 1982. He has served as Chief Executive Officer of the Bank since 1990, and as President since 1985. He has been a director of the Bank since 1982. He serves on the boards of Georgetown University, the University of Delaware, the Eisenhower Exchange Fellowships, and the American Architectural Foundation. He is Chairman of the Board of the Grand Opera House in Wilmington, Delaware, and is a member of the Board and executive committee of MasterCard International.

     Mr. Berick has been a director of the Corporation since January 1991 and a director of the Bank since April 1991. He has been Chairman of Berick, Pearlman & Mills Co., L.P.A. since July 1986. He is a director of A. Schulman, Inc., The Tranzonic Companies and The Town and Country Trust, and is President and a Trustee of Realty ReFund Trust. He was a director of Equitable Bancorporation from 1984 until January 1990, when it merged into MNC Financial, of Equitable Bank, N.A. from 1984 until July 1990, when it merged into Maryland National Bank, and of Maryland National Bank from July 1990 to January 1991.

     Mr. Civiletti has been a director of the Corporation and the Bank since April 1993. He served as Managing Partner of Venable, Baetjer and Howard, LLP, from 1987 until 1993 and Chairman since 1993. He was Attorney General of the United States from 1979 to 1981. He is Chairman of the Board of GBMC Healthcare, Inc., a director of Bethlehem Steel Corporation and Wackenhut Corrections Corporation and a member of the Board of Trustees of The Johns Hopkins University.

     Mr. Randolph D. Lerner has been a director of the Corporation and the Bank since April 1993. He has been President of R.D. Lerner Securities, Inc. since September 1991. He is a member of the Boards of Trustees of the New York Academy of Art, the Hospital for Special Surgery in New York City, the Corcoran Gallery, and the New York Legal Assistance Group. He is a member of the District of Columbia and New York Bar Associations and is Alfred Lerner's son.

     Dr. Markowitz has been a director of the Corporation and the Bank since April 1991. He is an internist and Managing Partner of Drs. Markowitz, Rosenberg & Associates, a private medical practice, and is Assistant Clinical Professor at Case Western Reserve University, College of Medicine, where he has taught since 1976. He is a member of the Medical Board and a volunteer physician for The Jewish Children's Bureau in Cleveland.

     Dr. Rosenthal has been a director of the Corporation and the Bank since April 1991. He has taught at Columbia University since 1964, served as Associate Dean responsible for academic administration from 1972 to 1989 and has been Professor of English since 1989. He is a member of the Authors Guild.

     Mr. Civiletti (Chairman) and Drs. Markowitz and Rosenthal serve as the Audit Committee. Mr. Berick (Chairman), Mr. Civiletti, and Drs. Markowitz and Rosenthal serve as the Compensation Committee, and Drs. Markowitz and Rosenthal serve as the Stock Option Committee. The Audit Committee supervises the Corporation's internal corporate auditors, approves the selection of independent auditors, reviews the scope of services and reports of the independent auditors, reviews financial reports with management and the independent auditors, and reviews regulatory examination reports. The Compensation Committee approves the compensation of the Corporation's senior executives and administers the Senior Executive Performance Plan. The Stock Option Committee administers the Corporation's 1991 Long Term Incentive Plan.

     During 1996, the Board of Directors held eight meetings, the Audit Committee held five meetings, the Compensation Committee held four meetings and the Stock Option Committee held two meetings. Except for Mr. Civiletti, each of the directors attended at least 75% of the applicable board and committee meetings held during 1996. Mr. Civiletti attended five of the eight board meetings and seven of the nine applicable committee meetings.

     The directors of the Corporation who are not officers each received $35,000 for their services in 1996, and $1,000 for each meeting of the Board of Directors or committee attended. Directors who are not officers of the Corporation may elect to defer 100% of their annual retainer and meeting fees pursuant to the Corporation's deferred compensation plan. Directors' retainer and meeting fees were increased effective for 1997 to $40,000 annually and $1,500 per meeting attended.

     During 1996, each director who is not an officer received an option for 16,875 shares of the Corporation's Common Stock pursuant to the Corporation's 1991 Long Term Incentive Plan. Under the Plan, each director who is not an officer received an option for 16,875 shares of Common Stock, adjusted for subsequent stock splits, upon election to the Board and on January 2 of each year. If the Corporation's 1997 Long Term Incentive Plan is approved by stockholders, each director who is not an officer will receive an option for 5,000 shares of Common Stock upon election to the Board and on January 2 of each year beginning in 1998. See "Proposal to Approve a New 1997 Long Term Incentive Plan." The exercise price of the options is the fair market value of the Common Stock on the grant date. The options have a term of ten years but expire sooner if the holder ceases to be a director.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE FOR DIRECTOR.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid or accrued to the Corporation's Chairman and Chief Executive Officer and the four other most highly compensated executives of the Corporation for services to the Corporation in 1994, 1995 and 1996.

SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                                    -----------------------------------   ---------------------------
                                                                                                     AWARDS
                                                                                          ---------------------------
                                                                                OTHER                      NUMBER OF
                                                                               ANNUAL                      SECURITIES  ALL OTHER
                                                                               COMPEN-    RESTRICTED       UNDERLYING   COMPEN-
        NAME AND PRINCIPAL POSITION          YEAR     SALARY      BONUS(1)    SATION(2)    STOCK(3)        OPTIONS(4)  SATION(5)
-------------------------------------------  ----   ----------   ----------   ---------   ----------       ---------   ---------
Alfred Lerner                                1996   $1,515,000   $3,000,000   $       0   $1,585,000        300,000    $      0
  Chairman and Chief Executive Officer       1995    1,505,000    1,275,000*          0    1,633,500        225,000           0
  of the Corporation                         1994    1,041,666    1,000,000*          0    1,025,000      2,250,000           0
Charles M. Cawley                            1996    1,515,000    3,000,000      71,465    1,585,000        300,000     135,550
  President of the Corporation; Chairman     1995    1,505,000    1,275,000     109,592    1,633,500        225,000     224,508
  and Chief Executive Officer of the Bank    1994    1,041,666    1,000,000      42,848    1,025,000      2,115,000     200,803
John R. Cochran III                          1996      888,000    1,865,000     286,448      792,500        150,000     401,328
  Executive Vice President of the            1995      812,917      814,921      37,183      928,125        168,750      93,539
  Corporation; Vice Chairman and             1994      665,383      650,000      35,713      512,500        517,500      86,742
  Chief Marketing Officer of the Bank
Bruce L. Hammonds                            1996      888,000    1,865,000      60,968      792,500        150,000      74,183
  Executive Vice President of the            1995      812,917      814,849      29,514      928,125        168,750      97,942
  Corporation; Vice Chairman and             1994      665,383      650,000     116,822      512,500        517,500      91,267
  Chief Operating Officer of the Bank
M. Scot Kaufman                              1996      756,500    1,500,000      85,619      891,868        112,500      78,341
  Executive Vice President and Chief         1995      664,538      663,000      42,011      631,125        112,500      96,614
  Financial Officer of the Corporation;      1994      540,370      575,000      35,541      256,250        292,500      89,249
  Vice Chairman and Chief Financial Officer
  of the Bank

------------------------------

* All of Mr. Lerner's bonus for 1994 and 1995 was paid in restricted shares of the Corporation's Common Stock at his request. For Mr. Lerner, the "Bonus" column for 1994 and 1995 includes the value of restricted stock (based on the market price on the date of issuance) issued to him.

(1) Includes amounts deferred under the Corporation's deferred compensation plan.

(2) For 1996, includes taxes on expenses reimbursed to Mr. Cochran for his relocation, AT THE REQUEST OF THE CORPORATION, from Maryland to Delaware. For 1995, includes $41,084 for airplane use for Mr. Cawley. For 1994, includes $25,060 for automobile use and $23,246 for country club dues for Mr. Hammonds.

(3) The number of restricted shares held at December 31, 1996, including the restricted shares issued to Mr. Lerner in payment of his 1994 and 1995 bonuses at his request, and the value of these shares calculated by multiplying the number of shares held by the closing price of the Common Stock on December 31, 1996, were: Mr. Lerner, 517,918 shares, $14,372,224; Mr. Cawley, 409,960 shares, $11,376,390; Mr. Cochran, 209,133 shares,
     $5,803,441; Mr. Hammonds, 209,133 shares, $5,803,441; and Mr. Kaufman,
     146,199 shares, $4,057,022. Dividends are paid on restricted stock from the grant date.

(4) All of Mr. Lerner's 1994 options are long term performance options. The 1994 options for Messrs. Cawley, Cochran, Hammonds and Kaufman include long term performance options for 1,912,500, 360,000, 360,000 and 202,500 shares, respectively. These options have an exercise price of $10.89 per share, the market price of the Common Stock at grant. A total of 25% of these options became exercisable in January, 1997 after the Corporation achieved net income of

     $400 million and the market price of a share of the Corporation's Common Stock exceeded $15.55. An additional 35% of these options become exercisable when the Corporation achieves net income of $500 million if the market price of a share of the Corporation's Common Stock exceeds $20, and the balance when the Corporation achieves net income of $600 million if the market price of a share of the Corporation's Common Stock exceeds $24.45. The long term performance options are exercisable sooner in the event of the recipient's death, disability, retirement or a change in control of the Corporation. In addition, to ensure that the Corporation is not required to charge earnings for any increase in option value from grant date to exercise date, the options are exercisable for one day only prior to expiration ten years from grant.

(5) Includes matching contributions made by the Corporation in 1996 to its 401(k) Plus Savings Plan (Mr. Cawley, $3,000; Mr. Cochran, $3,000; Mr. Hammonds, $3,000; and Mr. Kaufman, $3,000); premiums paid by the Corporation in 1996 on term life insurance (Mr. Cawley, $17,106; Mr. Cochran, $7,727; Mr. Hammonds, $8,657; and Mr. Kaufman, $5,547); premiums paid by the Corporation in 1996 on split dollar life insurance policies, ALL OF WHICH WILL BE REPAID TO THE CORPORATION NOT LATER THAN THE DEATH OF THE EXECUTIVE (Mr. Cawley, $58,602; Mr. Cochran, $27,454; Mr. Hammonds, $29,913; and Mr. Kaufman, $34,797); above-market earnings on deferred compensation in 1996 (Mr. Cawley, $2,148; Mr. Cochran, $3,457; Mr. Hammonds, $3,038; and Mr. Kaufman, $10,689); contributions made by the Corporation in 1996 to its deferred compensation plan (Mr. Cawley, $54,694; Mr. Cochran, $29,575; Mr. Hammonds, $29,575; and Mr. Kaufman, $24,308); and reimbursement by the Corporation in 1996 of expenses of $330,115 (including $210,000 for Mr. Cochran's loss on the sale of his home) to Mr. Cochran for his relocation, AT THE REQUEST OF THE CORPORATION, from Maryland to Delaware. Mr. Lerner did not receive any of these benefits at his request.

1996 OPTION GRANTS

     The following table sets forth information concerning stock option grants to the named executive officers made in 1996.

                                                  INDIVIDUAL GRANTS
                                  -------------------------------------------------
                                   NUMBER OF    % OF TOTAL
                                  SECURITIES     OPTIONS
                                  UNDERLYING    GRANTED TO   EXERCISE
                                    OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION       GRANT DATE
              NAME                GRANTED (1)    IN 1996       SHARE        DATE      PRESENT VALUE (2)
--------------------------------  -----------   ----------   ---------   ----------   ------------------
Alfred Lerner...................    300,000        8.91%      $ 18.33       7/29/06       $1,545,000
Charles M. Cawley...............    300,000        8.91%        18.33       7/29/06        1,545,000
John R. Cochran III.............    150,000        4.45%        18.33       7/29/06          804,000
Bruce L. Hammonds...............    150,000        4.45%        18.33       7/29/06          804,000
M. Scot Kaufman.................    112,500        3.34%        18.33       7/29/06          603,000

------------------------------
(1) The options granted to Messrs. Lerner and Cawley were exercisable upon grant. The options granted to the other named executives are exercisable in equal annual installments over a five-year period beginning on December 1, 1997 and sooner in the event of a change in control or retirement, death or disability.

(2) Amounts reflect the estimated present value of the grant as of the grant date using the Black-Scholes option pricing model. The following assumptions were used: (1) average expected life of 5 years for the immediately exercisable options granted to Messrs. Lerner and Cawley and
     5.5 years for the options granted to the other named executives; (2) expected volatility or fluctuation of the Corporation's stock price of 28.6% each year calculated based on historical fluctuations; (3) expected dividend yield for the Corporation's stock of 2.71% calculated based on historical yield; and (4) discount for present value based on an annual rate of return of 6.60% for the immediately exercisable options and 6.63% for the other options, which were the approximate rates, at the time of grant of the options, for zero coupon U.S. government securities with maturities equal to the expected lives of the options. This estimate of value has been included solely for purposes of disclosure in accordance with the rules of the Securities and Exchange Commission. The actual value of the options will depend on the fair market value of the Corporation's Common Stock on the dates the options are exercised. No realization of value is possible without an increase in the price of the Corporation's Common Stock, which would benefit all stockholders.

AGGREGATED OPTION EXERCISES IN 1996 AND OPTION VALUES AT DECEMBER 31, 1996

     The following table sets forth information concerning stock options exercised by the named executive officers during 1996 and the values at year end 1996 of unexercised options held by these executive officers.

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                         SHARES                        OPTIONS AT 12/31/96             AT 12/31/96(2)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
        NAME            EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------  -----------   -----------   -----------   -------------   -----------   -------------
Alfred Lerner........          0     $        0      525,000        2,250,000    $ 5,356,250    $37,937,500
Charles M. Cawley....    334,501      4,502,909      737,249        2,418,751      9,231,310     41,392,583
John R. Cochran
  III................    101,933      1,779,801      634,873          975,752     12,243,512     14,955,853
Bruce L. Hammonds....    262,602      3,634,021      259,499          975,752      4,359,510     14,955,853
M. Scot Kaufman......    135,000      2,081,040      452,833          621,002      8,981,703      9,398,291

------------------------------
(1) Represents the difference between the fair market value of the shares of Common Stock for which options were exercised in 1996 less the exercise price of the options.

(2) Represents the difference between the fair market value of the option shares (based on $27.75 per share, the closing price of the Common Stock on the New York Stock Exchange on December 31, 1996) and the exercise price of the options.

RETIREMENT PLANS

     The maximum annual retirement benefit permitted by law for 1997 is $125,000. The limit is adjusted annually for inflation. The following table sets forth approximate annual retirement benefits for retirement at age 65 which would be payable under the Corporation's defined benefit pension plan if not limited by law. The table is included in accordance with the rules of the Securities and Exchange Commission.

                                       YEARS OF SERVICE
AVERAGE ANNUAL     ---------------------------------------------------------
 COMPENSATION        15          20          25          30           35
--------------     -------     -------     -------     -------     ---------
    $700,000       186,802*    249,070*    311,337*    373,604*      419,104*
     800,000       213,802*    285,070*    356,337*    427,604*      479,604*
     900,000       240,802*    321,070*    401,337*    481,604*      540,104*
   1,000,000       267,802*    357,070*    446,337*    535,604*      600,604*
   1,500,000       402,802*    537,070*    671,337*    805,604*      903,104*
   1,600,000       429,802*    573,070*    716,337*    859,604*      963,604*
   1,700,000       456,802*    609,070*    761,337*    913,604*    1,024,104*
   1,800,000       483,802*    645,070*    806,337*    967,604*    1,084,604*

------------------------------
* The current maximum annual retirement benefit permitted by law is $125,000.

     Credited years of service and current compensation covered by the pension plan for the persons named in the Summary Compensation Table are as follows: Mr. Lerner, 13 years and $1,500,000; Mr. Cawley, 23 years and $1,500,000; Mr. Cochran, 22 years and $1,000,000; Mr. Hammonds, 17 years and $1,000,000; and Mr. Kaufman, 24 years and $850,000. Past service to MNC Financial is included in credited years of service.

     Annual benefits at normal retirement are 1.3% of average annual compensation times years of credited service up to 40 plus .5% of average annual compensation in excess of covered compensation times years of credited service up to 30. Average annual compensation is determined by averaging the 60 consecutive months of compensation out of the last 120 months which yield the highest average. Compensation includes salary, but not bonuses, and may not exceed $160,000 in 1997 for this purpose. Covered compensation is the 30-year average of amounts with respect to which Social Security taxes must be paid. Benefits payable under the pension plan as set forth in the table are not subject to deductions for Social Security and other offset amounts.

     The executive officers named in the Summary Compensation Table (except for Mr. Lerner at his request) participate in a supplemental retirement plan which provides a retirement benefit equal to 80% of the participant's highest average salary for any 12 month period during the 72 months preceding retirement. Benefits are reduced by pension and Social Security benefits. The Plan also provides for salary continuation in the event of the death or disability of the participant. Salary is capped at $1,500,000 for purposes of determining retirement benefits, but is not capped for disability or survivors' benefits. Except for Mr. Cawley, participants named in the Summary Compensation Table must remain employed until age 60 to receive a retirement benefit. Annual retirement benefits at age 65 under this plan based on 1997 salaries, net of pension and Social Security benefits, would be approximately: Mr. Cawley, $1,072,164; Mr. Cochran, $666,281; Mr. Hammonds, $676,790; and Mr. Kaufman, $546,401.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report is submitted by the Corporation's Compensation Committee and Stock Option Committee. Each member of the Compensation Committee and the Stock Option Committee is a non-employee director. The Compensation Committee is comprised of Messrs. Berick and Civiletti and Drs. Markowitz and Rosenthal. The Stock Option Committee is comprised of Drs. Markowitz and Rosenthal.

     The Corporation's compensation program provides annual cash compensation to executive officers that recognizes short term company performance, and long term compensation that encourages executive officers to focus on the future as well as the present. The program is designed to reward current performance in proper context with the long term health of the Corporation. Annual cash compensation consists primarily of salary and bonus. Long term programs include stock options, restricted shares and retirement programs.

ANNUAL COMPENSATION

     The Compensation Committee determines annual salaries and bonuses for senior executive officers. Salaries are based primarily on experience, responsibilities and corporate and individual performance. Bonuses for the most senior executive officers are based on corporate performance.

     The Compensation Committee measures corporate performance primarily by achievement of the objectives set forth in the Corporation's financial plan, including goals for net income, managed loans, new accounts, managed credit losses, customer retention and operating efficiencies. The Corporation exceeded the net income goal and substantially achieved 1996 performance objectives. The Compensation Committee also considers, but gives less weight to, the competitive and economic environment in which these results are achieved and other factors, such as superior Customer quality, results of regulatory examinations and the total return on the Corporation's Common Stock compared to the Standard & Poor's 500 Stock and Financial Indices.

     A portion of the 1996 bonuses paid to the Corporation's senior executive officers named in the Summary Compensation Table were paid pursuant to the Corporation's Senior Executive Perform-ance Plan, which provided for payment of 1996 bonuses in an amount equal to 150% of 1994 base salary if the Corporation achieved the 1996 net income objective established by the Compensation Committee. The Corporation's 1996 net income, as certified by the Compensation Committee, exceeded the net income objective for that year. The Compensation Committee also approved additional bonuses in an amount equal to 1996 salary to senior executives based on achievement of net income for 1996 higher than the objective established by the Compensation Committee. If the new Senior Executive Performance Plan is approved by the stockholders, bonuses for 1997 under the Plan will be set at 200% of 1997 base salary if the net income objective established by the Compensation Committee for 1997 is attained, subject to the Compensation Committee's authority to reduce or eliminate bonuses. See "Proposal to Approve a New Senior Executive Performance Plan."

     The Committee also reviewed and considered salaries, bonuses and certain long term compensation paid in 1995 to chief executive officers of other publicly held companies that issue credit cards (the most recent data available). Several of these companies, along with others, are included in the Standard and Poor's Financial Index comparison in the Stock Performance Graph. When the cash compensation paid to chief executive officers of these companies is adjusted (based on limited available data) for significant differences in business lines, size, earnings, corporate performance, compensation practices, and other factors, the Committee believes that the compensation paid to the Corporation's chief executive officer is appropriate. The Committee also considered other benefits received by the senior executive officers and the fact that Mr. Lerner generally did not participate in these benefits.

     Based on its review, the Committee approved bonuses for 1996, in addition to those authorized under the Senior Executive Performance Plan, and 1997 salaries in amounts it judged to be appropriate. Salaries for 1996 for senior executive officers were approved by the Compensation Committee based on review of the Corporation's performance for 1995 applying the same criteria. Salaries and bonuses for 1996 and salaries for 1997 for all other officers were determined by the senior executive officers based on the same factors used by the Compensation Committee.

LONG TERM COMPENSATION

     The Stock Option Committee grants stock options and restricted stock to executive and other officers and key employees under the Corporation's 1991 Long Term Incentive Plan.

     During 1996, the Stock Option Committee granted restricted shares to senior executive officers as additional compensation based on the Corporation's results compared to the goals set forth in its financial plan and as incentive to remain with the Corporation and for future performance. All restricted shares are forfeited if the holder's employment terminates other than as a result of retirement, death or disability, a change in control of the Corporation or as otherwise determined by the Stock Option Committee.

     The Stock Option Committee granted stock options during 1996 under the Corporation's 1991 Long Term Incentive Plan for a total of 3,367,050 shares to approximately 90 persons, including the Corporation's most senior executive officers. The stock options for 300,000 shares granted to each of Messrs. Lerner and Cawley were exercisable immediately. All other stock options granted in 1996 are exercisable in installments over a five-year period, or are long term performance options exercisable in installments after the Corporation achieves certain net income and share price targets. All options are exercisable sooner in the event of death, disability or retirement or a change in control of the Corporation. In addition, to ensure that the Corporation is not required to charge earnings for any increase in option value from grant date to exercise date, the long term performance options are exercisable for one day only prior to expiration ten years from grant.

     The options were granted based on the recipient's performance and responsibilities with the Corporation. The Committee considered prior option grants to each recipient and the aggregate options to be outstanding following the grants as a percentage of total shares and options outstanding.

The Committee grants all options with an exercise price equal to the fair market value of the Common Stock on the grant date.

     Senior executive officers (other than Mr. Lerner at his request) participate in the Corporation's Supplemental Executive Retirement Plan and split dollar life insurance program. These programs provide greater retirement benefits for those participants who remain with the Corporation until at least age 60 and provide for loss of benefits if a participant engages in competition with the Corporation following termination of employment. Senior executive officers, including Mr. Lerner, also participate in the Corporation's pension plan. Senior executive officers, except Mr. Lerner at his request, also participate in the Corporation's 401(k), deferred compensation and other broad-based benefit plans.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Compensation Committee considers the effect of limitations on deductibility for federal income tax purposes of compensation in excess of $1,000,000 paid in a given year to an executive officer named in the Summary Compensation Table for that year.

     Amounts paid for 1996 as salary to Messrs. Lerner and Cawley in excess of $1,000,000 and the additional bonuses paid to each of the executive officers named in the Summary Compensation Table will not be deductible. The Compensation Committee expects that the bonuses paid for 1996 pursuant to the existing Senior Executive Performance Plan should be fully deductible. If the new Senior Executive Performance Plan is approved, bonuses paid for 1997 should be fully deductible. In addition, the Compensation Committee expects that tax deductions related to exercise of stock options granted by the Stock Option Committee pursuant to the 1991 Long Term Incentive Plan will not be subject to limits on deductions. The Corporation does not incur compensation expense for federal income tax purposes for restricted stock grants until the restricted shares vest at death, disability, retirement or a change in control of the Corporation.

                            James H. Berick, Esq.
                            Benjamin R. Civiletti, Esq.
                            Stuart L. Markowitz, M.D.
                            Michael Rosenthal, Ph.D.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee and Stock Option Committee during 1996 are listed above. No member of the Compensation Committee has served as an executive officer or employee of the Corporation or served during 1996 as an executive officer of another entity of which any executive officer of the Corporation was a director or member of the compensation committee.

     Berick, Pearlman & Mills Co., L.P.A., of which Mr. Berick is chairman, and Venable, Baetjer and Howard, LLP, of which Mr. Civiletti is chairman, are among the law firms the Corporation has retained to provide legal services to the Corporation.

                             CERTAIN RELATIONSHIPS

     The Corporation's directors and executive officers hold credit cards or other lines of credit issued by the Bank on the same terms prevailing at the time for those issued to other persons.

                            STOCK PERFORMANCE GRAPH

     The following chart compares the total return on the Corporation's Common Stock from December 31, 1991 through December 31, 1996 to the total return for the same period of the Standard & Poor's 500 Stock Index and the Standard & Poor's Financial Index. The graph assumes that the value of the investment in the Corporation's Common Stock and each index was $100 at December 31, 1991 and that all dividends were reinvested. While total return comparisons may be useful to investors in gauging the performance of the Corporation's Common Stock, in the opinion of the Corporation's management and Board of Directors, the total return on the Corporation's Common Stock may not necessarily relate directly to the performance of the Corporation's management and should be used only as one of several important measures including, for example, customer satisfaction, quality measures, future business development and net income.

                                   [GRAPH]

     At year end 1996, the total return on the Corporation's Common Stock from December 31, 1991 was 511%, compared to the total return on the S&P Financial Index of 175% and the S&P 500 Index of 103%. The average annual total return on the Corporation's Common Stock for this period was 45%. The measurement points used in the graph and set forth below are based on an initial investment of $100.

DECEMBER 31,     MBNA     S&P FINANCIALS     S&P 500
------------     ----     --------------     -------
    1992         145            123             108
    1993         202            137             118
    1994         219            132             120
    1995         354            204             165
    1996         611            275             203

                           PROPOSAL TO APPROVE A NEW
                         1997 LONG TERM INCENTIVE PLAN

     The Board of Directors of the Corporation has approved the Corporation's 1997 Long Term Incentive Plan (the "Plan") and is submitting the Plan for stockholder approval. The Plan authorizes grants of stock options and restricted and unrestricted share awards to officers, directors, key employees, consultants and advisors of the Corporation.

     All of the shares authorized for options and share awards under the Corporation's 1991 Long Term Incentive Plan (the "1991 Plan") have been granted. At March 1, 1997, options for 24,934,098 shares were outstanding. If the Plan is approved by stockholders, options or restricted stock granted after that date will be granted under the Plan.

     The maximum number of shares for which share awards and stock options may be issued pursuant to the Plan is 11,000,000. If the Plan is approved, shares subject to options outstanding and available for grant under the Plan will aggregate approximately 9.7% of the sum of the shares outstanding and shares subject to options and available for grant. The maximum number of shares with respect to which options may be granted to any one participant in any year is 1,000,000 shares. The above limitations are subject to adjustment for stock splits and similar events as provided in the Plan.

     The Stock Option Committee (the "Committee") has approved stock option grants pursuant to the Plan for a total of 2,024,000 shares, subject to stockholder approval of the Plan. A total of 2,000,000 of the options are long term performance options which become exercisable in three equal annual installments beginning on January 1 of the year immediately following the year in which the Corporation achieves net income of at least $1 billion. The options are exercisable sooner in the event of the recipient's death, disability or retirement or a change in control of the Corporation. In addition, to ensure that the Corporation is not required to charge earnings for any increase in option value from grant date to exercise date, the options are exercisable for one day only prior to expiration ten years from grant. These options were granted with an exercise price equal to the closing price of the Corporation's Common Stock on the date shareholders approve the Plan. The remaining 24,000 of these options have an exercise price of $26.42, which was the closing price of the Corporation's Common Stock on the grant date, and become exercisable in five equal annual installments. These options were granted as follows:

                                                               NUMBER OF OPTIONS
                                                               -----------------
               Alfred Lerner................................         100,000
               Charles M. Cawley............................         100,000
               John R. Cochran III..........................         100,000
               Bruce L. Hammonds............................         100,000
               M. Scot Kaufman..............................         100,000
               Executive group (8 persons, including those
                 named above)...............................         800,000
               Non-executive officer employee group.........       1,224,000

     The Plan is administered by the Committee, which has authority to select participants from among those eligible and to determine the form and substance of awards and any conditions and restrictions on them. All members of the Stock Option Committee are outside directors.

     Officers, directors, key employees, consultants and advisors of the Corporation are eligible to receive grants of stock options and share awards under the Plan. Although over 1,000 officers, key employees, consultants and advisors were eligible to participate during 1996, substantially all of the awards under the 1991 Plan have been made to senior officers and the Committee expects to continue that practice under the Plan. Approximately 90 persons received grants of options or share awards in 1996.

     The Plan authorizes grants of incentive and nonqualified stock options. All stock options have an exercise price that is not less than the fair market value of the Common Stock on the date the option is granted. The closing price of the Common Stock on the New York Stock Exchange on March 7, 1997 was $35.50 per share. The Committee determines the terms and conditions of stock option grants, including the period for exercise, the expiration date and any conditions to exercise. The Committee's current policy is to provide that all options vest in the event of death, disability or retirement of the participant or a change in control. The Committee may amend or modify the terms of any outstanding option grant.

     The Plan provides for a grant of options for 5,000 shares to each non-employee director at the time the person becomes a director and an additional grant of options for 5,000 shares to each person who is a non-employee director on each January 2. The exercise price of these options is the closing price of the Common Stock on the New York Stock Exchange on the grant date. These options are exercisable immediately and expire on the earlier of ten years from the grant date or 90 days after the grantee ceases to be a non-employee director. The 1991 Plan provided for a grant of options for 16,875 shares (adjusted for subsequent stock splits) to each non-employee director at the time he became a director and an additional grant of options for 16,875 shares (adjusted for subsequent stock splits) to each person who was a non-employee director on each January 2. The number of shares for grants to non-employee directors under the Plan is not subject to adjustment for stock splits or similar events.

     The Plan authorizes share awards either with or without restrictions. The Committee determines the number of shares to be awarded and the restrictions, if any, on the shares. The Committee's policy has been to issue restricted shares at the time of award, with the participant having all rights of a stockholder, including the rights to vote the shares and receive dividends. The Committee has generally provided that restrictions lapse upon death, disability or retirement of the participant or a change in control. Restricted shares are forfeited to the Corporation if the participant's employment terminates prior to lapse of the restrictions. The Committee may shorten the period of any restriction or waive any restriction.

     Under current federal income tax laws, a participant does not recognize income upon receipt of a stock option. At the time of exercise of a nonqualified option, a participant recognizes ordinary income in an amount equal to the difference between the fair market value of the Common Stock on the exercise date and the exercise price.

     A participant does not recognize income upon exercise of an incentive stock option. If the shares acquired upon exercise of an incentive stock option are held at least two years from the grant date of the option and one year from the exercise date, upon sale of the shares the participant will recognize long term capital gain in an amount equal to the difference between the sale price and the exercise price of the option. If the shares are sold sooner, the participant generally recognizes ordinary income or loss on the date of sale in an amount equal to the lesser of the difference between the sale price and the exercise price and the difference between the fair market value of the shares on the exercise date and the exercise price.

     The Corporation generally is entitled to an income tax deduction, at the time the participant recognizes ordinary income, in an amount equal to the amount of ordinary income recognized by the participant. Section 162(m) of the Internal Revenue Code, as amended in 1993, denies to a publicly held corporation a deduction in determining its taxable income for covered compensation in excess of $1,000,000 paid in any taxable year to its chief executive officer or certain other officers whose compensation must be reported in its proxy statement. Tax deductions related to exercise of stock options are not subject to this limitation if, among other things, the stock options are granted pursuant to a plan approved by stockholders. The Corporation believes that the Plan meets all requirements of Section 162(m). Section 280G of the Internal Revenue Code denies a deduction to a corporation for excess parachute payments made to an officer or employee if contingent upon a change in control. A portion of the deduction which the Corporation might otherwise receive upon exercise of nonqualified stock options or vesting of restricted shares if accelerated by a change in control may not be available in these circumstances.

     The Corporation may withhold, or require a participant to remit to the Corporation, an amount sufficient to satisfy any federal, state and local withholding tax requirements. The Committee has provided that a participant may satisfy a tax withholding requirement by delivery of shares of Corporation Common Stock owned by the participant, including shares the participant is entitled to receive upon exercise of the option.

     The Board of Directors may amend the 1997 Plan and any outstanding grants made under the Plan without the approval of stockholders. The New York Stock Exchange requires that an increase in the number of shares authorized for grant be approved by stockholders. No further grants may be made under the 1997 Plan after December 31, 2006.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE NEW 1997 LONG TERM INCENTIVE PLAN.

                           PROPOSAL TO APPROVE A NEW
                       SENIOR EXECUTIVE PERFORMANCE PLAN

     The Corporation's new Senior Executive Performance Plan (the "Plan") has been approved by the Compensation Committee and is being submitted to the stockholders for approval.

     The Internal Revenue Code of 1986 denies to a publicly held corporation a deduction in determining its taxable income for covered compensation in excess of $1,000,000 paid in any taxable year to its chief executive officer or certain other officers whose compensation must be reported in its proxy statement. Covered compensation for this purpose does not include amounts payable solely on account of the attainment of one or more performance goals established by a committee of outside directors if the material terms under which the compensation is to be paid are approved by the corporation's stockholders.

     The new Plan authorizes the payment of annual bonuses to the Corporation's senior executive officers whose compensation would otherwise be subject to a limitation on deductibility, based on attainment of net income objectives established or to be established by the Compensation Committee. The Compensation Committee intends that bonuses paid by the Corporation pursuant to the Plan would be fully deductible for federal income tax purposes if the Plan is approved by the Corporation's stockholders.

     The Compensation Committee has established a specific net income objective for 1997 bonuses and will do so for each subsequent year's bonuses while the Plan is in effect no later than 90 days after the commencement of that year. The Compensation Committee will certify attainment of the objective before payment of any bonuses for that year pursuant to the Plan. Net income for purposes of the Plan means consolidated net income of the Corporation before extraordinary items and the cumulative net effect of accounting changes occurring or implemented following adoption by the Compensation Committee of the net income objective. The Plan requires the Compensation Committee to make appropriate adjustments in the net income objectives for changes in federal or applicable state income taxes.

     If the net income objective is attained for a year, each senior executive covered by the Plan will be eligible to receive a bonus for that year in an amount equal to 200% of the senior executive's 1997 base salary, subject to the Compensation Committee's authority to reduce or eliminate bonuses. If the net income objective is not met for any year, no bonus may be paid under the Plan. The Compensation Committee may decrease the amount of any bonus or approve no bonus payable under the Plan in any year notwithstanding attainment of the net income objective for that year. Bonuses may be paid in cash, restricted or unrestricted shares of Corporation Common Stock, or both, as determined by the Compensation Committee. Payments in Common Stock would be made pursuant to the 1997 Long

Term Incentive Plan, if such plan is approved by the Corporation's stockholders. See "Proposal to Approve a new 1997 Long Term Incentive Plan."

     If the net income objective is attained for 1997, if the persons named in the Summary Compensation Table are the persons covered by the Plan and if the Compensation Committee does not eliminate or reduce bonuses for 1997, the maximum bonuses payable under the Plan for 1997 would be as follows:

                                                                 MAXIMUM 1997
                                                                     BONUS
                                                               -----------------
               Alfred Lerner................................      $ 3,000,000
               Charles M. Cawley............................        3,000,000
               John R. Cochran III..........................        2,000,000
               Bruce L. Hammonds............................        2,000,000
               M. Scot Kaufman..............................        1,700,000
               All participants.............................       11,700,000

     If the Plan is approved by the stockholders, annual bonuses will be paid to senior executives covered by the Plan under the Plan rather than under the Corporation's Senior Executive Performance Plan approved by the stockholders in 1994 (the "1994 Plan"). The 1994 Plan is substantially the same as the Plan except that the 1994 Plan provides for a 1997 bonus equal to 175% of the senior executive's 1994 base salary, increased by an additional 25% of 1994 base salary for each subsequent year.

     The Compensation Committee may award additional bonuses to senior executives outside of the Plan. The Corporation expects to pay annual bonuses to its other executives in accordance with its existing practice, and to continue to provide long term and other compensation to its executives, including those covered by the Plan.

     The Plan will apply to 1997 bonuses and will continue in effect until terminated by the Compensation Committee. The Compensation Committee may amend the Plan at any time, without stockholder approval, unless the amendment without stockholder approval would limit the deductibility for federal income tax purposes of bonuses paid pursuant to the Plan. The Compensation Committee may terminate the Plan at any time.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF A NEW SENIOR EXECUTIVE PERFORMANCE PLAN.

                              INDEPENDENT AUDITORS

     The Corporation has retained Ernst & Young LLP as its independent auditors for 1997. Ernst & Young LLP has served as the independent auditors for the Corporation since 1991.

     Representatives of Ernst & Young LLP will attend the meeting and, while they do not intend to make a statement, will respond to appropriate questions directed to them.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Stockholder proposals to be included in the Corporation's proxy material for the 1998 Annual Meeting of Stockholders must be received at the Corporation's principal executive offices not later than November 21, 1997.

     A Corporation Bylaw provides that no business, including a nomination for election as a director, may be brought before an annual or special meeting of stockholders by any stockholder unless the stockholder has given written notice of the business to the Corporation's Secretary not later than

60 days prior to the date of the meeting. If less than 70 days public notice of the date of the meeting has been given, the stockholder notice must be received within 10 days following notice or publication of the date of the meeting. The notice must include certain information concerning the stockholder, the business the stockholder proposes to bring before the meeting and, in the case of a nomination for director, the nominee. A copy of the Bylaw may be obtained from the Secretary of the Corporation at the address set forth in the accompanying notice.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Corporation does not intend to bring any other matter before the meeting requiring action of the stockholders, nor does it have any information that any other matter will be brought before the meeting. However, if any other matter requiring the vote of the stockholders properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment in the interest of the Corporation.

                           ANNUAL REPORT ON FORM 10-K

     THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED FOR A PROXY, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR ITS MOST RECENTLY COMPLETED FISCAL YEAR. REQUESTS SHOULD BE DIRECTED TO JOHN W. SCHEFLEN, SECRETARY, AT THE ADDRESS SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

March 21, 1997

                                MBNA CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints James H. Berick, Charles M. Cawley and Benjamin R. Civiletti, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Common Stock of MBNA Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on April 21, 1997 and at any adjournment thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

1. ELECTION OF DIRECTORS

   [ ] FOR all nominees listed below      [ ]  WITHHOLD AUTHORITY
                                          to vote for all nominees listed below

NOMINEES: Alfred Lerner, Charles M. Cawley, James H. Berick, Benjamin R. Civiletti, Randolph D. Lerner,
Stuart L. Markowitz, Michael Rosenthal

 INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
                            OUT THAT NOMINEE'S NAME.

2. APPROVAL OF 1997 LONG TERM INCENTIVE PLAN

   [ ] FOR                [ ] AGAINST                [ ]  ABSTAIN

3. APPROVAL OF SENIOR EXECUTIVE PERFORMANCE PLAN

   [ ] FOR                [ ] AGAINST                [ ]  ABSTAIN

                          (continued on reverse side)

-------------------------------------------------------------------------------

                             (continued from front)

4. TRANSACTION OF WHATEVER OTHER BUSINESS MAY PROPERLY BE BROUGHT BEFORE THE MEETING.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

    Please sign exactly as name appears below. When shares are held jointly, any co-owner may sign unless the Secretary of the Corporation has been given notice to the contrary and has been furnished with a copy of the order or instrument which so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                              Dated:                      , 1997
                                                    ----------------------
                                              Signature:
                                                        ------------------------

                                              ----------------------------------
                                              Please mark, sign, date and return
                                              this proxy card promptly in the
                                              enclosed envelope.

                                MBNA CORPORATION
                         1997 LONG TERM INCENTIVE PLAN

                 1.     ESTABLISHMENT

                 MBNA Corporation (the "Corporation") hereby establishes the 1997 LONG TERM INCENTIVE PLAN (the "Plan"). The Plan permits the grant of stock options and restricted or unrestricted share awards for shares of the Corporation's Common Stock ("Common Stock").

                 2.      ADMINISTRATION

                 The Plan shall be administered by the Board of Directors of the Corporation or a committee ("Committee") of the Board of Directors. All references herein to "Committee" shall mean the Board of Directors if no committee of the Board of Directors is appointed or otherwise authorized to act on a particular matter. The Committee shall have all power and authority necessary to administer the Plan, including but not limited to the power to select persons to participate in the Plan, determine the terms of grants made under the Plan, interpret the Plan and adopt such policies for carrying out the Plan as it may deem appropriate. The decisions of the Committee on all matters relating to the Plan shall be conclusive.

                 3.   SHARES AVAILABLE FOR THE PLAN; LIMITATIONS

                 (a) Shares of Common Stock may be issued by the Corporation pursuant to incentive or nonqualified stock options or restricted or unrestricted share awards granted under the Plan.

                 (b) The number of shares of Common Stock with respect to which stock option and share awards may be made pursuant to the Plan is 11,000,000. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares, such unpurchased or forfeited shares shall thereafter be available for further grants under the Plan.

                 (c) The maximum number of shares of Common Stock with respect to which options may be granted pursuant to the Plan in any calendar year to any one participant is 1,000,000.

                 (d) In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, share exchange, consolidation, substantial distribution of assets, or any other change in the corporate structure or shares of the Corporation, the maximum numbers and total of shares provided in Sections 3(b) and 3(c), but not Section 5(e), and the kinds of shares under the Plan shall be appropriately adjusted.

                 4.     PARTICIPATION

                 Participation in the Plan is limited to officers, directors, key employees, consultants and advisors of the Corporation and its subsidiaries selected by the Committee. Only officers and key employees of the Corporation and its subsidiaries are eligible to receive incentive stock options.

                 5.        STOCK OPTIONS

                 (a) The Committee may from time to time grant to participants non qualified stock options or incentive stock options.

                 (b) The price per share payable upon the exercise of each option shall not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted.

                 (c) The Committee shall determine all terms and conditions of options, including but not limited to the period for exercise, the expiration date and any conditions to exercise. The Committee may amend or modify the terms of any outstanding option grant.

                 (d) Options may be exercised in any manner approved by the Committee. If authorized by the Committee, a participant may deliver Common Stock, including shares acquired upon exercise of the option, to pay the exercise price or withholding taxes in connection with exercise of an option.

                 (e) Each person who becomes a non-employee director of the Corporation shall be granted an option to purchase 5,000 shares of Common Stock on the date the person becomes a director and each person who is a non-employee director on January 2 of each year beginning in 1998 shall be granted an option to purchase 5,000 shares of Common Stock on that date or the next day the New York Stock Exchange is open for trading. The exercise price shall be the closing price of the Common Stock on the New York Stock Exchange on the grant date. All non-employee director's options are exerciseable immediately following the effective date of the grant, shall have a term of ten years, and shall expire 90 days after the grantee is no longer a director.

                 6.      RESTRICTED AND UNRESTRICTED SHARE AWARDS

                 The Committee may from time to time award shares of Common Stock to participants in such amounts and on such terms as it determines. Each award of shares shall specify the restrictions, if any, on the shares. The Committee may waive or modify any restriction.

                 7.      AMENDMENT AND TERMINATION OF THE PLAN

                 The Plan may be amended or terminated at any time by the Board of Directors. The Board of Directors may condition any amendment of the Plan on approval by the stockholders of the Corporation. No further grants may be made under the Plan after December 31, 2006.

                                MBNA CORPORATION

                       SENIOR EXECUTIVE PERFORMANCE PLAN


Purpose

                 The purpose of the Senior Executive Performance Plan (the "Plan") is to set forth the terms on which annual bonuses will be paid to participating senior executives of MBNA Corporation and MBNA America Bank, N.A. and their subsidiaries (collectively the "Corporation"). The Plan is intended to permit the Corporation to deduct fully annual bonuses paid to senior executives in determining its federal income taxes in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

Administration

                 The Plan has been approved by and shall be administered by the Compensation Committee of the Board of Directors of the Corporation or a subcommittee of the Compensation Committee composed of two or more "outside directors" as defined in Section 162(m) and the regulations thereunder (the "Committee"). The Committee shall interpret the Plan and shall have the authority and duties set forth in the Plan.

Covered Officers

                 The Plan applies each year to those officers of the Corporation whose compensation would be subject to the limitations of Section 162(m) or the regulations thereunder for that year.

Bonuses

                 Each covered officer who is employed by the Corporation during a calendar year while this Plan is in effect will be eligible to receive a bonus, if the Corporation achieves the net income target for that year established or to be established by the Committee, in an amount equal to 200% of the covered officer's 1997 base salary. No bonus will be paid for any year pursuant to the Plan unless the net income objective for that year has been attained. The Committee may reduce or eliminate bonuses for any reason in its sole discretion notwithstanding attainment of the net income objective for that year.

                 The Committee will determine the net income objective for each year's bonuses not later than 90 days after the commencement of each year, provided that the net income objective for such year is substantially uncertain. Net income for purposes of the Plan means consolidated net income of the Corporation before extraordinary items and the cumulative net effect of accounting changes occurring or adopted following approval of the net income objective by the Committee. The Committee shall make appropriate adjustments in net income objectives to reflect any changes in federal or applicable state income tax rates.

                 No bonus shall be paid pursuant to this Plan for any year until the Committee has certified that the net income target for that year has been attained. Bonuses shall be paid promptly following the Committee's certification that the net income objective for that year has been attained. Annual bonuses payable pursuant to the Plan may be paid in cash, restricted or unrestricted shares of Common Stock, or both, as determined by the Committee.

Miscellaneous

                 No covered officer may assign the right to receive any benefit under the Plan. The Committee may approve payment of any amount which a disabled or deceased covered officer would have earned under the Plan to the covered officer's spouse or estate.

                 The Plan shall be submitted to the Corporation's stockholders for approval in accordance with Section 162(m).

                 The Committee may amend or change the Plan at any time and in any manner. After the Plan has been approved by the Corporation's stockholders, the Plan may not be amended or changed without stockholder approval if the amendment or change would limit the deductibility of bonuses paid pursuant to the Plan under Section 162(m).

                 The Plan will be effective beginning with bonuses for 1997. The Plan will continue in effect without further stockholder approval until terminated by the Committee. The Committee may terminate the Plan at any time.